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                                                                  EXHIBIT 10.46

                           ULTRASWITCH USER AGREEMENT


         This Agreement is entered into by and between THE HOTEL INDUSTRY SWITCH COMPANY, a Delaware corporation (hereinafter "THISCO"), and MARRIOTT INTERNATIONAL, INC. (hereinafter "Hotel"), to be effective the 31st day of December, 1995 (the "Agreement").


                                1.0  DEFINITIONS

         1.1 For purposes of this Agreement, the following definitions shall apply:

                 (i) UltraSwitch. The UltraSwitch is a service of THISCO to provide an Interface (as hereinafter defined) between Reservation Providers (as hereinafter defined) and hotel reservation systems with the capability to provide immediate room confirmation numbers for each hotel property participating in UltraSwitch.

                 (ii) Interface. Interface is the hardware and software and attendant technical support required to produce computer to computer communications between a Reservation Provider (as hereinafter defined) and an UltraSwitch User (as hereinafter defined).

                 (iii) UltraSwitch User. An UltraSwitch User is an operator of a hotel reservation system that has executed an UltraSwitch User agreement.

                 (iv) Reservation Provider. A Reservation Provider is any person or entity with the present or future capability to connect with the UltraSwitch for the purpose of making reservations with an UltraSwitch User.


INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAS BEEN FILED SEPARATELY WITH THE S.E.C.







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                 (v)      Net Reservations.  Net Reservations within a
                 particular time period equals the number of reservations processed through the UltraSwitch system within such time period, less the number of reservations as to which notice of cancellation in the UltraSwitch system is received by the UltraSwitch system within such time period.

                 (vi) Status Change. A Status Change is a message indicating that either the availability or the rate of a room type has changed for a single date in a single property.

                 (vii) Hotel. "Hotel" is Marriott International, Inc. and includes its subsidiaries and affiliates under its effective ownership or control.

                          2.0  THE ULTRASWITCH SYSTEM

         2.1 Duties of THISCO. THISCO shall operate and maintain the UltraSwitch Interface for the use and benefit of Hotel and other UltraSwitch Users meeting or exceeding the UltraSwitch Specifications. Subject to the duties of Hotel set forth in Section 2.2 below, THISCO will provide all reasonable and necessary technical support, hardware and software, and modifications to the UltraSwitch system to maintain an Interface between Reservation Providers and Hotel. Subject to Section 6.2 hereof, delays caused by Hotel, Reservation Providers, UltraSwitch Users or other third parties (which delays are not the fault of THISCO), the UltraSwitch Interface will provide room confirmation numbers for each booking at an UltraSwitch User's property made through a Reservation Provider within an average determined over each calendar month of:

                 a. [*] seconds for UltraSwitch Users located within the contiguous 48 United States and District of Columbia; and

                 b.       [*] seconds for UltraSwitch Users located elsewhere.

THISCO shall not be responsible for but will use its best efforts to require UltraSwitch Users to return response messages within the Response Time Requirements set forth in subpart (a) and (b) above.



                                             *Confidential Treatment Requested

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         Subject to Section 6.2 hereof, the UltraSwitch will be available, operational and fully functional to process Hotel's customer reservations 99% of the time each calendar month. Subject to Section 6.2 hereof, THISCO agrees to correct all failures or interruptions of the UltraSwitch and repair or replace all UltraSwitch parts causing or contributing to failure or interruption within 72 hours of the failure or interruption at THISCO's sole cost and expense.

         THISCO will not discriminate among UltraSwitch Users in processing reservations through the UltraSwitch.

         2.2. Duties of Hotel. Through the UltraSwitch Interface, Hotel will, subject to other agreements Hotel may have with Reservation Providers, permit access to all Reservation Providers utilizing the UltraSwitch and will permit all such Reservation Providers the full and complete right, subject to any agreement between Hotel and the Reservation Providers, to reserve and cancel rooms authorized for sale by Hotel and receive a confirmation acknowledgment of any such transaction. All information provided by Hotel with respect to rooms and facilities shall be complete and accurate and shall be consistent with and inclusive of all the information provided and rates available to a direct caller of Hotel reservation system to the fullest extent each Reservation Provider data base will permit.

         2.3 Enhancement or Modification of the UltraSwitch System. THISCO may undertake to modify the operation or enhance the capability of the UltraSwitch. In such event, THISCO will provide notice to Hotel of such enhancement at least 60 days prior to such modification or enhancement and will make such adjustments and modifications to THISCO's system, at THISCO's sole expense, as are reasonable and necessary to maintain the Interface with Hotel. Subject to Section 2.4 and 5.1 hereof, Hotel agrees to cooperate with THISCO in modifying and enhancing the UltraSwitch.

         2.4 Modification of UltraSwitch User System. In the event Hotel modifies its central reservation system or, pursuant to an agreement between Hotel and a Reservation Provider, there is a modification of Hotel's or the Reservation Provider's system, and, in either case, such modification requires THISCO to modify the Interface, Hotel shall pay THISCO its reasonable costs and reasonable consulting rate consistent with industry standards and all reasonable expenses incurred as a result of the modification. In the event THISCO modifies or enhances the UltraSwitch and, as a result, it becomes





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necessary for Hotel to modify its reservation system, Hotel shall have the option to terminate this Agreement by notice to THISCO within thirty (30) days after receipt of the notice provided in Section 2.3 if the resulting cost to Hotel for the particular modification exceeds $10,000.00. In the event of a termination as provided by the preceding sentence, Hotel shall have no liability for the Guaranteed Annual Minimum Reservation Fee.

                               3.0 FEES AND COSTS

         3.1 Reservation and Status Change Fees. For the use of the UltraSwitch Interface, Hotel shall pay THISCO as follows:

                 For the first [*] Net Reservations during each calendar year [*] per Net Reservation;

                 For the next [*] Net Reservations during each calendar year, [*] per Net Reservation;

                 For the next [*] Net Reservations during each calendar year, [*] per Net Reservation;

                 For all Net Reservations in excess of [*] Net
                 Reservations during each calendar year, [*] per Net
                 Reservation;

                 For the first [*] Status Changes during each calendar year, [*] for each Status Change;

                 For the next [*] Status Changes during each calendar year, [*] for each Status Change;

                 For all Status Changes in excess of [*] during each calendar year, [*] for each Status Change.

Notwithstanding the above-stated provisions, in the event the ratio of Status Changes to Net Reservations exceeds [*] during a billing period, there shall be no charge for Status Changes provided, however, in the event the ratio of Status Changes to Net Reservations


                                               *Confidential Treatment Requested


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exceeds [*] during a billing period, all Status Changes in excess of the [*]
ratio shall be [*]

No more than once per year, THISCO may increase the Reservation and Status Change Fees by an amount equal to the annual increase in the U.S. Consumer Price Index for all Urban Consumers, U.S. City Average, for All Items to offset cost increases of THISCO's operations provided that such increase shall not take effect until the expiration of 60 days after notice of the increase.


         3.2 Guaranteed Annual Minimum Reservation Fee. During each calendar year of this Agreement, Hotel shall pay THISCO a reservation fee for at least [*] Net Reservations, whether or not such Net Reservations actually occur.

         3.3 Payment of Fees and Costs. THISCO will invoice Hotel monthly for all fees, costs, and additional costs incurred by THISCO that are to be paid by Hotel pursuant to this Agreement. Hotel shall pay each invoice upon receipt and, in any event, within 30 days of each invoice date. In the event an invoice (all or a portion of which has not been materially disputed) is not paid within 30 days of mailing, Hotel agrees to pay interest on all undisputed amounts over 30 days old at an annual rate of 15% or 1 1/4% per month.

         3.4 Additional Costs. Hotel shall pay its pro rata share of communication costs (based upon the number of UltraSwitch Users for that month for all lease lines, back up and dial up lines between the UltraSwitch User and the UltraSwitch) for all UltraSwitch Users who are operational and, with respect to those UltraSwitch Users who are not yet operational, for a 60 day period prior to becoming operational in an amount which shall not exceed $1,500.00 per month. Hotel shall provide all necessary modems to specifications established by THISCO for connection with the UltraSwitch.

                                   4.0  TERM

         4.1 Term of Agreement. The initial term of this Agreement, unless earlier terminated pursuant to the provisions of this Agreement, shall be effective on the date first stated above and shall expire on the last day of the seventy second (72nd) month after the effective date. This Agreement shall be automatically renewed and extended for additional 12 month periods unless, at least 30 days prior to the expiration of the initial term or at



                                             *Confidential Treatment Requested

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least 30 days prior to the expiration of any additional 12 month period, either party provides written notice to the other of its decision not to renew and extend.

                                5.0  TERMINATION

         5.1 Termination by Hotel. Upon the occurrence of an Event of Default (as hereinafter defined) by THISCO and the failure of THISCO to cure such default after notice and opportunity to cure as provided by Section 6.3 hereof, Hotel may terminate this Agreement at any time within 30 days after the expiration of the cure period provided in Section 6.3.

         5.2 Termination by THISCO. Upon the occurrence of an Event of Default (as hereinafter defined) by Hotel and the failure of Hotel to cure such default after notice and opportunity to cure as provided by Section 6.3 hereof, THISCO may terminate this Agreement at any time within 30 days after the expiration of the cure period provided in Section 6.3.

                                  6.0  DEFAULT

         6.1 Events of Default. Subject to Section 6.2 hereof, any one of the following listed occurrences shall be considered an Event of Default:

                 (i) The failure to pay any amount due hereunder within the time required;

                 (ii) The refusal or failure to perform each and every material provision of this Agreement;

                 (iii) The failure of the UltraSwitch to perform materially in accordance with its technical requirements;

                 (iv) If either THISCO or Hotel (the "Defaulting Party") becomes insolvent, takes any step leading to its cessation as a going concern, or ceases business operations for reasons other than a strike and other than assignment as allowed by this Agreement, then the other party (the "Insecure Party") may





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                 immediately terminate this Agreement upon written notice to the other party unless the Defaulting Party immediately gives the Insecure Party adequate assurance of the future performance of this Agreement. If bankruptcy proceedings are commenced with respect to the Defaulting Party, and if this Agreement has not otherwise terminated, then the Insecure Party may suspend all further performance of this Agreement until the Defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the Insecure Party pending the Defaulting Party's assumption or rejection will not be a breach of this Agreement.

         6.2 Force Majeure. It shall not constitute a default if an Event of Default is caused by or results from acts of God, fire, war, civil unrest, accident, power fluctuations or outages, telecommunication fluctuations, outages or delays, utility failures, mechanical defects, or other events beyond the control of the defaulting party. However, if an Event of Default results from any such occurrence and continues for more than 30 consecutive days, either party may terminate this Agreement by providing notice as required herein.

         6.3 Occurrence of Default. Upon the occurrence of an Event of Default, the non-defaulting party shall give written notice to the defaulting party specifying the alleged default. The defaulting party shall then be entitled to 10 days after receipt of such notice within which to cure any monetary default and 30 days within which to cure any non- monetary default.
If the party entitled to cure the Event of Default does not cure the Event of Default within the cure period specified above, then such party shall be deemed to be in default of this Agreement. Any such default shall not relieve the defaulting party from any of its obligations hereunder, and in the event of a default, the non-defaulting party hereunder shall, except as provided in this Agreement, be entitled to whatever remedies at law or in equity are available to it.

                              7.0  CONFIDENTIALITY

         7.1 Proprietary Information. During the term of this Agreement, it is acknowledged by Hotel and THISCO that each will receive confidential and proprietary information which is the sole and exclusive property of the other party. All such confidential and proprietary





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information shall be marked or otherwise identified as such and shall be treated as confidential and proprietary subject only to disclosure where required by law. Such designation may be removed by each party making the designation. Except as is necessary in connection with the performance of this Agreement, information regarding the reservations of Hotel processed through the UltraSwitch, including any statistics or other information derived from Hotel reservations, shall be treated as confidential whether or not so marked or otherwise identified as confidential. Hotel acknowledges that it shall have no access to and shall not use the UltraSwitch software or related property, other than as specifically provided for in this Agreement, and that such information is confidential and proprietary property of THISCO. Any use of the UltraSwitch name by Hotel is subject to prior written approval of THISCO provided Hotel may describe the Interface contemplated by this Agreement in its franchise offering circular and other materials as required by state or federal law. The provisions hereof shall remain binding and in force and effect forever, notwithstanding the expiration or termination of this Agreement at any time.

                              8.0  INDEMNIFICATION

         8.1 Indemnification in the Event of Certain Losses. Hotel agrees to indemnify and hold harmless THISCO and THISCO's affiliates and their directors, officers, employees and other stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) occurring on account of Hotel's fault and through no fault of THISCO ("THISCO's Losses"). THISCO agrees to indemnify and hold harmless Hotel, and Hotel's affiliates and their directors, officers, employees and stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) ("Hotel's Losses") occurring on account of THISCO's fault and through no fault of Hotel. Promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to this Section 8.1, such indemnified party shall give prompt notice thereof to the indemnifying party and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and preparation, unless representation of both





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parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.

                         9.0  DISCLAIMER OF WARRANTIES

         9.1 Waiver of Warranties. THISCO shall not be responsible or liable for any inaccuracies in the data base or the information processed by or through the UltraSwitch nor shall it have any liability for any act or failure to act except as expressly set forth herein, except gross negligence or willful misconduct. All warranties express or implied, including without limitation, any warranty of fitness for a particular purpose, merchantability, good and workmanlike product or service or otherwise, are disclaimed and waived.

         9.2 No Consequential Damages. Neither party shall be liable to the other for any consequential damages proximately caused or resulting from any breach of this Agreement or arising out of the performance of this Agreement, and each party hereby expressly waives such damages.

         9.3 Right to Repair. Notwithstanding any other provision of this Agreement, the only obligation of THISCO in the event of a material failure in the operation or performance of the UltraSwitch shall be to repair the system within 24 hours of notice from Hotel requesting such repair.

                               10.  MISCELLANEOUS

         10.01 Other UltraSwitch User Agreements. In the event any other UltraSwitch User Agreement shall contain provisions regarding Fees and Costs (Article 3 hereof), Term (Article 4 hereof), Termination (Article 5 hereof), Indemnification (Article 8 hereof), or Disclaimer of Warranties (Article 9 hereof) more favorable than those referenced provisions contained herein, THISCO shall promptly provide notice to Hotel of such provision(s) and Hotel shall have the right to amend this Agreement to include the effected provisions.

         10.02 Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon





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the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be a panel of three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall select a third neutral arbitrator. All reasonable and necessary costs and fees (including attorney's fees) incurred in connection with the arbitration shall be borne by the losing party or assessed in the award as otherwise deemed appropriate except travel, food and lodging expenses shall be borne by the party incurring the same. If the demand for arbitration is initiated by Hotel, venue of the arbitration proceedings shall be determined by THISCO. If the demand for arbitration is initiated by THISCO, venue of the arbitration proceedings shall be determined by Hotel.

         10.03 Non-Exclusive Agreement. Each party acknowledges that this is not an exclusive agreement with respect to a direct link interface and that each party may contract with other parties providing same or similar services.

         10.04 Status of Parties. This Agreement shall not constitute a partnership, joint venture or similar arrangement. The parties hereto are separate and distinct entities independently contracting with each other at arms length. THISCO shall not be deemed by this Agreement to be granting a license to Hotel, with respect to UltraSwitch or any software or service mark related thereto, or otherwise, this being a contract for the use and rendering of services only.

         10.05 Assignment. Except for the right to assign this Agreement to a subsidiary or affiliate under the effective control of the assigning party (with notice of such assignment being promptly given to the other party hereto), this Agreement is not assignable by THISCO or Hotel without the prior written consent of the non-assigning party, and such consent shall not be unreasonably withheld or delayed provided that Hotel may assign this Agreement in connection with the sale of its reservation system or franchise system and either party may assign this Agreement without consent in the event of a merger, consolidation, or sale of substantially all of its assets.

         10.06 Notices. All notices, requests, consents, payments and other communications contemplated hereby shall be in writing and (a) personally delivered, (b) deposited in the United States mail, first-class, registered or certified mail, return receipt requested, with postage prepaid, (c) sent by overnight courier service (for next business day delivery), shipping prepaid, or (d) transmitted by facsimile/telecopy in combination with any other permitted form of notice as follows:





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      If to                                    If to
      THISCO:                                  HOTEL:

      The Hotel Industry Switch Company        MARRIOTT INTERNATIONAL, INC.
      3811 Turtle Creek Blvd., Suite 1100      One Marriott Drive, Dept. 939.07
      Dallas, Texas 75219                      Washington, D.C.  20058
      Attention: John F. Davis, III
      If by facsimile/telecopy to:             If by facsimile/telecopy to:
      (214) 528-5675)                          (301) 380-6094



or such persons or addresses as any party may request by notice duly given hereunder. Except as otherwise specified herein, notices shall be deemed given and received at the time of personal delivery or, if sent by U.S. mail, three
(3) business days after mailing, or, if sent by overnight courier, one (1) business day after such sending or, if sent by facsimile or telecopy, upon verified receipt of same.

         10.07 Controlling Law. This Agreement shall be interpreted pursuant to the laws of the State of Texas without reference to its conflict of laws principles.

         10.08 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between THISCO and Hotel with respect to the implementation and operation of the UltraSwitch system and supersedes and replaces any and all other agreements and representations, verbal or written, with respect to the subject matter of this Agreement. There are no representations, warranties or agreements made or relied upon by either party with respect to the subject matter of this Agreement which are not contained in this Agreement.

         10.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and duly authorized assigns of each party whether resulting from merger, acquisition, reorganization or assignment pursuant to the terms hereof.

         10.10 Confidentiality of the Agreement. The parties agree that the terms and provisions of this Agreement shall be kept confidential and shall be disclosed only to those persons and entities as required by law or as permitted by the other party hereto. The parties may, however, disclose the existence of this Agreement to any person or entity.





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         10.11  Software and Intellectual Property.  Each of the parties hereto represents and warrants to the other that, with respect to all software and other intellectual property in connection with the operation of the Interface furnished or required to be furnished pursuant to this Agreement (collectively, the "Intellectual Property"), each either owns the Intellectual Property furnished by it or is fully authorized to deliver the Intellectual Property and to allow the Intellectual Property to be used in connection with the Interface, as contemplated by this Agreement. Should any claim be raised by any third party that the use of any of the Intellectual Property or the delivery of any of the Intellectual Property in connection with this agreement constitutes infringement of any patent, copyright, license or other property right (a "Claim"), the party furnishing such Intellectual Property shall, at its expense, defend any such Claim in accordance with the provisions of Section 8.1 of this Agreement. Should either party be temporarily or permanently enjoined from using any of the Intellectual Property as a result of any Claim, the other party, at its option and own expense, shall either procure the right to continue to use the Intellectual Property free from any Claim or replace or modify the offending Intellectual Property so that its use becomes non-infringing, within 15 days of the date on which it receives notice of the claim (either such corrective action being referred to herein as a "Correction"). If a Correction is not accomplished, the party who furnished the Intellectual Property resulting in the Claim shall be deemed to be in default of this Agreement, and in such event, Sections 5.2 and 6.3 of this Agreement shall control; provided, however, that the 15 day period specified above shall be deemed to be the applicable cure period under Section 6.3, and once that 15 day period has expired without a Correction having occurred, the applicable cure period under Section 6.3 shall be deemed to have expired. Without limiting Article 8 of this Agreement, the party who furnished the Intellectual Property resulting in the Claim shall also be obligated to indemnify the other party for any of its losses (such losses being THISCO's Losses or Hotel's Losses, as the case may be, as defined in section 8.1 hereof) in connection with any Claim for which a Correction is not made within such 15 day period, in accordance with Article 8.

         10.12 Good Faith and Due Diligence. Each party to this Agreement shall perform its obligations in good faith and with due diligence.





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         AGREED to this 31st day of December, 1995.




THE HOTEL INDUSTRY SWITCH                 MARRIOTT INTERNATIONAL, INC.
COMPANY


By: /s/ John F. Davis, III                By: /s/ Bruce Wolff
   -----------------------------              ----------------------------------
   John F. Davis, III                     (name) Bruce Wolff
   President                                    --------------------------------
                                          (title) V.P. Distribution Sales and
                                                 -------------------------------
                                                  Marketing





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